SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) January 8, 2003
                                  ---------------




                         HUGHES ELECTRONICS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE               0-26035                 52-1106564
----------------------------   -----------------------    -------------------
(State or other jurisdiction        (Commission            (I.R.S. Employer
 of incorporation or organization)   File Number)         Identification No.)




                          200 North Sepulveda Boulevard
                          El Segundo, California 90245
                         -------------------------------
                                 (310) 662-9688
                                ----------------
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)
















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ITEM 9. REGULATION FD DISCLOSURE

      DIRECTV Latin America, LLC, a subsidiary of Hughes Electronics Corporation (Hughes - GMH), announced that it has initiated actions to address its financial and operational challenges. The release is as follows:

                     DIRECTV LATIN AMERICA INITIATES ACTIONS
                 TO ADDRESS FINANCIAL AND OPERATIONAL CHALLENGES

            Company Retains AlixPartners To Assist With Restructuring


FORT LAUDERDALE, FL, January 8, 2003 - DIRECTV Latin America, LLC, the leading direct-to-home satellite television service in Latin America and the Caribbean, today announced that it has initiated discussions with certain programmers, suppliers, lenders and business associates to address the Company's current financial and operational challenges. The Company also announced that it has retained AlixPartners, LLC, a leading turnaround and management services firm, to assist with its restructuring initiative. Michael A. Feder, a principal at AlixPartners, has been named Chief Restructuring Officer of DIRECTV Latin America, reporting to Kevin N. McGrath, Chairman of DIRECTV Latin America.

DIRECTV Latin America is a Delaware limited liability company owned by DIRECTV Latin America Holdings, a subsidiary of Hughes Electronics Corporation; Darlene Investments, LLC, an affiliate of the Cisneros Group of Companies; and Grupo Clarin.

"We are moving aggressively to implement a plan for DIRECTV Latin America that is consistent with our overall objectives of enhanced competitiveness and profitable growth," McGrath said.

"We have started discussions with certain programmers, suppliers, lenders and business associates in an effort to resolve issues that have affected the financial performance of DIRECTV Latin America in recent years, including excessive fixed costs and a substantial debt burden during a time of economic deterioration throughout Latin America," McGrath said. "There are some significant contracts that need to be realigned with the realities of the marketplace. We will also continue to encourage programmers and suppliers to share directly and appropriately the risks of exchange rate fluctuation and currency devaluation."


McGrath continued, "Our Company's current financial condition is unacceptable and an effective solution must be executed urgently. Accordingly, if our discussions do not result in a reasonable agreement in the near future, we would consider other options available to the Company, including restructuring the Company under Chapter 11 of the U.S.
bankruptcy law."

The Company does not expect any of the actions it is currently taking or considering to negatively impact its business operations in Latin America and the Caribbean. There are no plans for any of the local operating companies to seek court protection. Even if the U.S. parent (DIRECTV Latin America, LLC) does seek court protection, the Company expects that the local operating companies will continue normal operations.





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Over the past 18 months, in response to difficult conditions in the markets where it operates, DIRECTV Latin America has concentrated on improving business efficiencies and reducing its operating costs and cash requirements. Among other actions, the Company has significantly reduced general and administrative expenses and headcount, and eliminated all non-essential business activities and capital expenditures.

"We remain firmly committed to continuing normal business operations in all of our markets across Latin America and providing our customers with the best service and widest array of entertainment options," McGrath said.

About AlixPartners, LLC

AlixPartners, LLC, a Delaware limited liability company (www.alixpartners.com), is an internationally recognized leader in providing hands-on, results-oriented consulting to solve operational, financial, transactional and legal challenges for Fortune 1000 companies. It provides services in performance improvement, turnaround and restructuring, financial advisory and information technology. It has more than 170 professionals in its Detroit, New York, Chicago, Dallas, London and Munich offices.

About DIRECTV Latin America

DIRECTV Latin America is the leading direct-to-home satellite television service in Latin America and the Caribbean. Currently the service reaches more than 1.6 million customers in the region, in a total of 28 markets. DIRECTV is currently available in: Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, Puerto Rico, Trinidad & Tobago, Uruguay, Venezuela and several Caribbean island nations.

DIRECTV Latin America, LLC is a multinational company owned by DIRECTV Latin America Holdings, a subsidiary of Hughes Electronics Corporation; Darlene Investments, LLC, an affiliate of the Cisneros Group of Companies, and Grupo Clarin. DIRECTV Latin America has offices in Buenos Aires, Argentina; Sao Paulo, Brazil; Cali, Colombia; Mexico City, Mexico; Carolina, Puerto Rico; Fort Lauderdale, USA and Caracas, Venezuela. For more information on DIRECTV Latin America please visit www.directvla.com.

HUGHES is a leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE: GMH).

NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks and 10-Qs filed with the SEC by General Motors and HUGHES.


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                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HUGHES ELECTRONICS CORPORATION
                                       ------------------------------
                                               (Registrant)



                                       By
Date January 9, 2003                   /s/Michael J. Gaines
     ---------------                   -----------------------------------
                                       (Michael J. Gaines,
                                        Chief Financial Officer)
























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